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                                                                      EXHIBIT 11

                   NATIONAL RECORD MART, INC. AND SUBSIDIARY
                   CALCULATION OF NET INCOME PER COMMON SHARE
     FOR THE YEARS ENDED MARCH 29, 1997, MARCH 30, 1996 AND MARCH 25, 1995

                                                          March 29,         March 30,       March 25,
                                                            1997              1996             1995
                                                          ---------         ---------       ---------
Weighted average common shares outstanding                4,851,694         4,937,103         5,010,264

Dilutive common stock equivalents                             -                 -               200,000

Treasury stock assumed to be repurchased using
   proceeds from options and warrants                         -                (9,678)           (4,785)
                                                        -----------       -----------       -----------

Weighted average common shares and equivalents
   outstanding                                            4,851,694          4,927,425        5,205,479
                                                        ===========       ============      ===========

Net (Loss) Income                                       $(1,100,671)      $(3,884,416)       $  712,198
                                                        ===========       ============      ===========

Primary and fully diluted earnings per share            $     (0.23)      $     (0.79)       $     0.14
                                                        ===========       ============      ===========



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